Exhibit 10.2
THIRD AMENDMENT TO CREDIT AND SECURITY AGREEMENT
            This Third Amendment, dated as of February 22, 2006, is made by and among ZAREBA SYSTEMS, INC., f/k/a Waters Instruments, Inc., a Minnesota corporation (“Zareba”) and WATERS MEDICAL SYSTEMS, INC., a Minnesota corporation (“Waters Medical Systems”) (collectively, the “Borrower”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, acting through its WELLS FARGO BUSINESS CREDIT operating division (the “Lender”).
Recitals
            Zareba and the Lender are parties to a Credit and Security Agreement dated as of September 7, 2004 as amended by the First Amendment to Credit and Security Agreement dated as of April 29, 2005, and by the Second Amendment to Credit and Security Agreement dated as of December 23, 2005, (pursuant to which Waters Medical Systems was made part of the Borrower) (which, as the same is amended hereby, shall be the “Credit Agreement”). Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.
            The Borrower has requested that certain amendments be made to the Credit Agreement and to grant certain waivers relating to defaults that have previously occurred under the Credit Agreement, which the Lender is willing to make and grant pursuant to the terms and conditions set forth herein.
            NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:
            1. Defined Terms. Capitalized terms used in this Third Amendment that are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein. In addition, Section 1.1 of the Credit Agreement is amended by adding or amending, as the case may be, the following definitions:
     “Amendment Date” shall mean “February 22, 2006”.
     “Borrowing Base” means at any time the lesser of:
     (a) The Maximum Line; or
     (b) Subject to change from time to time in the Lender’s sole discretion, the sum of:
(i) The product of the Accounts Advance Rate times Eligible Accounts, plus
(ii) The lesser of (A) the product of the Finished Goods Inventory Advance Rate times Eligible Finished Goods Inventory, plus the product of the Raw Material Inventory Advance Rate times Eligible Raw Material Inventory, plus the product of the Raw Resin Inventory Advance Rate times Eligible Raw Resin Inventory or (B) $3,000,000.00, plus

(iii) The Overadvance Limit, less
(iv) The Borrowing Base Reserve, less
(v) The Wells Fargo Bank Obligations Reserve.
“Borrowing Base Reserve” means as of any date of determination, such amounts (expressed as either a specified amount or as a percentage of a specific category or item) as the Lender may from time to time establish and adjust in reducing Availability (a) to reflect events, conditions, contingencies or risks which, as determined by the Lender, do or may affect (i) the Collateral or its value, (ii) the assets, business or prospects of the Borrower, or (iii) the security interests and other rights of the Lender in the Collateral (including the enforceability, perfection and priority thereof), or (b) to reflect the Lender’s judgment that any collateral report or financial information furnished by or on behalf of the Borrower to the Lender is or may have been incomplete, inaccurate or misleading in any material respect, or (c) in respect of any state of facts that Lender determines constitute a Default or an Event of Default; provided that, without limiting the rights of the Lender to further adjust the Borrowing Base Reserve as provided above, (x) a part of the Borrowing Base Reserve will be designated as relating to warranty risk (such part, the “Warranty Reserve”) and will be set at $200,000.00 as of the Amendment Date and will increase by an additional $50,000.00 as of February 28, 2006, and will increase by an additional $50,000.00 as of each calendar month end occurring thereafter, until the Lender determines in its sole discretion, that a sufficient Warranty Reserve has been accumulated and (y) in addition to the Warranty Reserve, the Borrowing Base Reserve will increase by $10,000.00 as of February 28, 2006 and will increase by an additional $10,000.00 as of each calendar month end occurring thereafter, until the Lender determines in its sole discretion, that a sufficient reserve for risks relating to rebates, promotions and stocking fees and related or similar costs payable by the Borrower has been accumulated (that part of the Borrowing Base Reserve relating to such risks, the “Rebate Reserve”). Once the Rebate Reserve is deemed sufficient, the required amount thereof may be adjusted, at the Lender’s sole discretion, as of the first day of each calendar month to the amount of the actual reserve for the risks to which the Rebate Reserve relates provided for on the Borrower’s books and records as of the last day of the immediately preceding calendar month.
“Capex Term Advance” has the meaning set forth in Section 2.18.
“Capex Term Note” means the Borrower’s promissory note, payable to the order of the Lender, as the same may be renewed and amended from time to time, and all replacements thereto.
“Cut-Off Date” means with respect to the Capex Term Advances, June 30, 2006.
The definition of the term “Eligible Accounts” is hereby amended by amending subparagraph (xii) in its entirety to provide as follows:

     “(xii) Accounts owed by an account debtor, regardless of whether otherwise eligible, to the extent that the aggregate balance of such Accounts exceeds 15% of the aggregate amount of all Accounts, except that with respect to accounts owed by Tractor Supply Company such percentage will be (A) 50% for any monthly reporting period ending June 30 through January 31, and (B) 40% for any other monthly reporting period.”
The definition of the term “Eligible Inventory” is hereby amended by amending subparagraph (x) in its entirety to provide as follows:
     “(x) Inventory constituting products sold by Waters Medical Systems, Inc., the former Waters Medical Systems Division of the Borrower or the former Network Division of the Borrower, or used to manufacture such products.”
“Eligible Raw Material Inventory” means all Eligible Inventory constituting raw material or sub-assemblies, other than “raw resin” inventory.
“Eligible Raw Resin Inventory” means all Eligible Inventory constituting “raw resin” inventory.
“Note” means the Revolving Note or any of the Term Notes, and “Notes” means the Revolving Note and all of the Term Notes.
“Overadvance Limit” means for each period described below an amount not more that the amount set forth opposite such period:

Overadvance
Period	Limit
From the Funding Date through April 30, 2006	$500,000.00
May 1, 2006 to May 31, 2006	$400,000.00
June 1, 2006 to June 30, 2006	$300,000.00
July 1, 2006 to July 31, 2006	$200,000.00
August 1, 2006 to August 31, 2006	$100,000.00
September 1, 2006 and thereafter	$0.00
“Raw Resin Inventory Advance Rate” means up to fifty percent (50%), or such lesser rate as the Lender in its sole discretion may deem appropriate from time to time.
“Term Advances” means Capex Term Advances, the Equipment Term Advance and the Real Estate Term Advance.
“Term Notes” means the Equipment Term Note, the Real Estate Term Note, and the Capex Term Note.
“Waters Medical Systems” means Waters Medical Systems, Inc., a Minnesota corporation.
“Zareba” means Zareba Systems, Inc., a Minnesota corporation.

     2. “Capex Term Advances. The Credit Agreement is amended to include the following Sections 2.18 and 2.19:
Section 2.18 Capex Term Advances.
     (a) The Lender may, in its sole discretion, subject to the terms and conditions of this Agreement, make advances to the Borrower from time to time from the Amendment Date and prior to the Cut-Off Date (each a “Capex Term Advance”). THE LENDER SHALL HAVE NO OBLIGATION TO MAKE ANY CAPEX TERM ADVANCE AT ANY TIME, WHETHER OR NOT AN EVENT OF DEFAULT HAS OCURRED. The Lender shall not consider any request to make a Capex Term Advance if, after giving effect to such requested Capex Term Advance, the outstanding principal balance of the Capex Term Advances would exceed the lesser of (i) $500,000, (ii) 80% of the net forced liquidation value of the Equipment that the Lender has deemed eligible to support the Capex Term Advance or (iii) the amount determined under Section 2.18(b) (ii) below. The Borrower’s obligation to pay the Capex Term Advances shall be evidenced by the Capex Term Note and shall be secured by the Collateral as provided in Article III of the Credit Agreement and to the extent provided therein, the Real Estate Mortgage.
     (b) The Borrower shall comply with the following procedures in requesting Capex Term Advances:
(i) The Borrower shall make each request for a Capex Term Advance to the Lender, not later than the Business Day preceding the Cut-Off Date, on the Business Day preceding the Business Day on which the Borrower wishes to receive the Capex Term Advance. Requests must be made in writing specifying the date of the requested Capex Term Advance and the amount thereof. Each request shall be accompanied by copies of the invoices for the equipment to be financed by such Capex Term Advance and such other information as the Lender may, in its sole discretion, request.
(ii) Each Capex Term Advance shall not exceed eighty percent (80%) of the actual invoice cost (net of taxes, shipping and installation) of the Equipment financed by such Capex Term Advance.
(iii) Each request shall be by an individual authorized pursuant to 2.2(a) of the Credit Agreement.
     (c) Upon fulfillment of the applicable conditions set forth in Article IV, the Lender shall deposit the proceeds of the requested Capex Term Advance by crediting the same to the Borrower’s demand deposit account specified in Section 2.2(b) unless the Lender and the Borrower shall agree in writing to another manner of disbursement. The Borrower shall be obligated to repay all Capex Term Advances notwithstanding the fact that Person requesting the same was not in fact authorized to do so. Any request for a Capex Term Advance shall be deemed to be a representation by the Borrower, upon which the Lender may rely, that the Borrower is in compliance with the conditions set forth in Section 4.2 as of the time of the request.

     Section 2.19 Payment of Capex Term Note. The outstanding principal balance of the Capex Term Note shall be due and payable on demand, and if demand is not made, as follows:
     (a) Interest on the Capex Term Note will be payable in accordance with Section 2.11(a) hereof from and after the initial Capex Term Advance.
     (b) Beginning on July 1, 2006, and on the last day of each month thereafter, in substantially equal monthly installments of principal and interest equal to an amount sufficient to fully amortize the principal balance of the Capex Term Note over a term ending on June 1, 2009.
     (c) If the Lender at any time obtains an appraisal of the Equipment as permitted under Section 6.10(d) herein, and the appraisal shows the aggregate outstanding principal balance of the Capex Term Note to exceed 80% of the net forced liquidation value of Equipment that the Lender has deemed eligible to support the Capex Term Note, then the Borrower, upon demand by the Lender, shall immediately prepay the Capex Term Note in the amount of such excess, together with any prepayment fee owed pursuant to Section 2.10(f).
     (d) All prepayments of principal with respect to the Capex Term Note shall be applied to the most remote principal installment or installments then unpaid.
     (e) On the Termination Date, the entire unpaid principal balance of the Capex Term Note, and all unpaid interest accrued thereon, shall in any event be due and payable.
     3. Margins. Section 2.9(b) of the Credit Agreement preceding the table set forth in such Section is hereby amended to replace the date “December 31, 2005” with the date “December 31, 2006”.
     4. Amendment to Swingline Advance Fees. Section 2.10(h) of the Credit Agreement is hereby amended in its entirety to provide as follows:
     “(h) Swingline Advance Fees; Overadvance Fees. The Borrower shall pay a fee in the minimum amount of $500.00 with respect to any fiscal month of the Borrower occurring on or after May 1, 2005, and ending before October 31, 2005, during which a Swingline Advance is outstanding, and the Borrower shall pay a fee in the minimum amount of $1,000.00 with respect to any fiscal month of the Borrower occurring on or after November 1, 2005, during which a Swingline Advance is outstanding, in each case, regardless of whether a Swingline Advance is outstanding for a single day or every day during such fiscal month, such fee to be due and payable in arrears on the first day of the month following the accrual of any such fee and on the Termination Date, if applicable.
The Borrower shall pay a fee for each Overadvance in the minimum amount of $1,000.00 for each day or portion thereof that Revolving Advances exceed the Borrowing Base, regardless of how the Overadvance arises or whether or not the Overadvance has been agreed to in advance by Lender; provided, however, that payment of such Overadvance fee shall not be deemed to constitute either consent to the Overadvance or the waiver of any Event of Default arising as the result of an Overadvance not otherwise consented to in advance by Lender.”

          5. Amendment to Schedule 5.14. Schedule 5.14 is added to the Credit Agreement in the form attached hereto.
          6. Amendment to Section 6.2(a). Section 6.2(a) of the Credit Agreement is hereby amended in its entirety to provide as follows:
          (a) Minimum Year-To-Date Earnings Before Taxes. The Borrower will achieve through end of each fiscal month described below, fiscal year-to-date Earnings Before Taxes, of not less than the amount set forth opposite such period (numbers appearing between “< >” are negative):

Month	Amount
December, 2005	<$	700,000.00	>
January, 2006	<$	900,000.00	>
February, 2006	<$	900,000.00	>
March, 2006	<$	600,000.00	>
April, 2006	<$	250,000.00	>
May, 2006		$200,000.00
June, 2006		$700,000.00
July, 2006 and of each year thereafter		$100,000.00
August, 2006 and of each year thereafter		$200,000.00
September, 2006 and of each year thereafter		$400,000.00
October, 2006 and of each year thereafter		$300,000.00
November, 2006 and of each year thereafter		$75,000.00
December, 2006 and of each year thereafter	<$	150,000.00	>
January, 2007 and of each year thereafter	<$	150,000.00	>
February, 2007 and of each year thereafter	<$	150,000.00	>
March, 2007 and of each year thereafter	<$	100,000.00	>
April, 2007 and of each year thereafter		$300,000.00
May, 2007 and of each year thereafter		$750,000.00
June, 2007 and of each year thereafter		$1,000,000.00
        7. Amendment to Section 6.2(c). Section 6.2(c) of the Credit Agreement is hereby amended by replacing the amount “$350,000.00” with the amount “$500,000.00”.
        8. Amendment to Section 6.8. Section 6.8 of the Credit Agreement is hereby amended in its entirety to provide as follows:
“Section 6.8 Salaries. The Borrower will not pay excessive or unreasonable salaries, bonuses, commissions, consultant fees or other compensation; or pay any salary, bonus, or other compensation to any Officer or Director or any member of their families in excess of amounts provided under any compensation or bonus plan approved by the Board of Directors of Zareba.”

     9. Canadian Subsidiary Covenants.
     (a) Zareba Systems of Canada, Ltd. (“Zareba Canada”), a wholly-owned subsidiary of Zareba, is hereby made subject to the covenants set forth in Sections 6.3 through 6.6, 6.8, 6.10 through 6.16, 6.18, and 6.19 through 6.26 of the Credit Agreement, as though Zareba Canada was the Borrower as referenced therein, and any failure by Zareba Canada to comply with of any such covenants will constitute a breach of such covenants for all purposes under the Credit Agreement, including Article VII thereof.
     (b) After the occurrence of a Default or Event of Default, the Borrower will upon request by the Lender, cause Zareba Canada to enter into any guarantee, security agreement and other arrangement then requested by the Lender pursuant to which the assets or credit of Zareba Canada will be pledged or made available as security for and payment of the Obligations.
     10. Amendment to Exhibit D. Exhibit D to the Credit Agreement is hereby amended in its entirety to conform to the form attached hereto as Exhibit D.
     11. Consent to Formation of Waters Medical Systems; New Schedule 5.5. The Lender consents to the Borrower’s formation of Waters Medical Systems as a wholly-owned subsidiary of Zareba and to the transfer of certain assets by Zareba to Waters Medical Systems, subject to such transactions conforming to the following requirements, and only upon the satisfaction of conditions hereinafter set forth:
     (a) Waters Medical Systems’ business operations shall be limited to conducting the same activities that the medical division of Zareba previously conducted;
     (b) the only assets that have been transferred from Zareba to Waters Medical Systems shall be Accounts resulting from sales by the medical division of Zareba, and Inventory and Equipment used exclusively in connection with business activities formerly performed by the medical division of Zareba (“Transfer Assets”); and
     (c) the Transfer Assets consist only of those assets described on Schedule 1, attached hereto, which is a true and correct copy of the documents effecting such transfer, and no other assets of Zareba have been or will be transferred by Zareba to Waters Medical Systems.
Upon the effectiveness of this consent, Schedule 5.5 of the Credit Agreement is hereby amended in its entirety to conform to form attached hereto as Schedule 5.5. The Lender’s consent under this Section 11 is conditioned upon and will be effective only after Lender has received all of the instruments and documents required to be delivered by both Zareba and Waters Medical Systems under Section 15 hereof.
     12. Waiver of Defaults. The Borrower is in default of the following provisions of the Credit Agreement (collectively, the “Existing Defaults”):
     (a) The covenants set forth in Sections 6.6 and 6.18 of the Credit Agreement, by reason of the formation of Waters Medical Systems and the transfer of assets to it by Zareba without the prior consent of or notice thereof to the Lender.

     (b) The covenants set forth in Sections 6.2(a) of the Credit Agreement which requires that the Borrower achieve minimum fiscal year-to-date Earnings Before Taxes of not less than (i) $200,000 for the fiscal month ending August, 2005, (ii) $400,000 for the fiscal month ending September, 2005, (iii) $300,000 for the fiscal month ending October, 2005, and (iv) $75,000 for the fiscal month ending November, 2005; whereas the Borrower has actually achieved fiscal year-to-date Earnings Before Taxes of (w) $174,000 for the fiscal month ending August, 2005, (x) $249,000 for the fiscal month ending September, 2005, (y) $165,000 for the fiscal month ending October, 2005 and (z) ($143,000) for the fiscal month ending November, 2005.
     (c) The covenant set forth in Section 6.8 of the Credit Agreement which requires that the Borrower will not increase the salary, bonus or other compensation of any Director or Officer by more than 10% in any one year; whereas the bonuses paid to each of the chief executive officer and the chief financial officer of the Borrower for the fiscal year ending June 30, 2005 exceeded this limit.
Existing Defaults also include any default under the representation or notice provisions set forth in Sections 2.2(a), 5.5, 5.13 and 6.1(g) of the Credit agreement that may have been breached in connection with the occurrence of the above referenced defaults.
Upon the terms and subject to the conditions set forth in this Amendment, the Lender hereby waives the Existing Defaults. This waiver shall be effective only in the specific instance and for the specific purpose for which it is given, and this waiver shall not entitle the Borrower to any other or further waiver in any similar or other circumstance.
     13. No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.
     14. Amendment Fee. On June 30 2006, or if earlier, upon the occurrence of a Default or Event of Default, the Borrower shall pay the Lender a fully earned, non-refundable fee in the amount of $25,000.00 in consideration of the Lender’s execution and delivery of this Third Amendment.
;     15. Conditions Precedent. This Third Amendment, shall be effective when the Lender shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to the Lender in its sole discretion:
     (a) A Certificate of the Secretary of Zareba certifying as to (i) the resolutions of the board of directors of Zareba approving the execution and delivery of this Third Amendment, (ii) the fact that the articles of incorporation and bylaws of Zareba, which were certified and delivered to the Lender pursuant to the Certificate of Authority of the Borrower’s secretary or assistant secretary delivered pursuant to the Second Amendment to Credit and Security Agreement, dated as of December 23, 2005, continue in full force and effect, and have not been amended or otherwise modified except as set forth in the Certificate to be delivered, and (iii) certifying that the officers and agents of Zareba who have been certified to the Lender, pursuant to the Certificate of Authority of Zareba’s secretary or assistant secretary delivered pursuant to the Second Amendment to Credit and Security Agreement, as being authorized to sign and to act on behalf of Zareba, continue to be so authorized or setting forth the sample signatures of each of the officers and agents of Zareba authorized to execute and deliver this Third Amendment and all other documents, agreements and certificates on behalf of Zareba.
     (b) A Certificate of the Secretary of Waters Medical Systems certifying as to (i) the resolutions of the board of directors of Waters Medical Systems approving the execution and delivery of this Third Amendment, (ii) the fact that the articles of incorporation and bylaws of Waters Medical Systems, which were certified and delivered to the Lender pursuant to the Certificate of Authority of the secretary or assistant secretary of Water Medical Systems delivered pursuant to the Second Amendment to Credit and Security Agreement, dated as of December 23, 2005, continue in full force and effect, and have not been amended or otherwise modified except as set forth in the Certificate to be delivered, and (iii) certifying that the officers and agents of Waters Medical Systems who have been certified to the Lender, pursuant to the Certificate of Authority of the secretary or assistant secretary of Waters Medial Systems delivered pursuant to the Second Amendment to Credit and Security Agreement, as being authorized to sign and to act on behalf of Waters Medical Systems, continue to be so authorized or setting forth the sample signatures of each of the officers and agents of Waters Medical Systems authorized to execute and deliver this Third Amendment and all other documents, agreements and certificates on behalf of Waters Medical Systems.
     (c) The Capex Term Note executed by Zareba and Waters Medical Systems.
     (d) With respect to the Mortgaged Real Estate (i) an amendment to the Mortgage making the Capex Term Note and related obligations subject to the lien of the Mortgage on terms and conditions satisfactory to Lender and (ii) endorsements to the title insurance policy issued in connection with the original making of the Mortgage, as Lender may require.
     (e) A pledge agreement in form satisfactory to the Lender made by Zareba pursuant to which 65% of the outstanding capital stock of Zareba Canada is pledged to the Lender as security for the Obligations.
     (f) Payment of the costs and expenses described in Section 20.
     (g) Such other matters as the Lender may require.
           16. Representations and Warranties. The Borrower hereby represents and warrants to the Lender as follows:
     (a) The Borrower has all requisite power and authority to execute this Amendment and to perform all of its obligations hereunder, and this Third Amendment has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.
     (b) The execution, delivery and performance by the Borrower of this Third Amendment have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the articles of incorporation or by-laws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.
   (c) All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.
          17. References. All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.
          18. No Waiver. Except as specifically provided in Section 12 above, the execution of this Third Amendment and acceptance of any documents related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or breach, default or event of default under any Security Document or other document held by the Lender, whether or not known to the Lender and whether or not existing on the date of this Third Amendment.
          19. Release. The Borrower hereby absolutely and unconditionally releases and forever discharges the Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, that the Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Third Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.
          20. Costs and Expenses. The Borrower hereby reaffirms its agreement under the Credit Agreement to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Third Amendment and the documents and instruments incidental hereto. The Borrower hereby agrees that the Lender may, at any time or from time to time in its sole discretion and without further authorization by the Borrower, make a loan to the Borrower under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses.
          21. Miscellaneous. This Third Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed as of the date first written above.

ZAREBA SYSTEMS, INC., a Minnesota		WATERS MEDICAL SYSTEMS, INC., a
corporation		Minnesota corporation

By:	/s/ Jerry W. Grabowski	By:	/s/ Jerry W. Grabowski

Its:	CEO and President	Its:	President

WELLS FARGO BANK, NATIONAL
ASSOCIATION

		By:	/s/ Brian J. Waldinger

		Its:	Vice President

Exhibit 10.2
Schedule 5.5 to Credit and Security Agreement
SUBSIDIARIES
•	Zareba Systems of Canada, Ltd., a corporation formed under the laws of the Province of Ontario, Canada
•	Zareba Systems Europe Limited, a private company limited by shares incorporated in the United Kingdom
•	No. 549 Leicester Limited, a private company limited by shares incorporated in the United Kingdom
•	Rutland Electric Fencing Co. Limited, a private company limited by shares incorporated in the United Kingdom
•	Rutland Electric Fencing Co. (Scotland) Limited, a private company limited by shares incorporated in Scotland
•	Electric Shepherd Products Limited, a private company limited by shares incorporated in the United Kingdom
•	Waters Medical Systems, Inc., a corporation formed under the laws of the State of Minnesota

SCHEDULE 5.14 TO CREDIT AND SECURITY AGREEMENT
ENVIRONMENTAL DISCLOSURES
In October 2005, Wisconsin Department of Natural Resources “(WDNR”) notified the Borrower it is a “responsible party” with respect to a site on which certain TCE contaminated ground water was alleged to be present. Although it is probable that the Borrower must undertake actions in connection with the WDNR’s letter, the Borrower does not have sufficient information to enable it to determine what these actions will be or their likely cost. The Borrower will be expensing any legal costs as incurred.
This relates to property that was leased by a company acquired by Zareba in 1961, which it occupied to 1971.